Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM
Select Medical Holdings Corporation Announces Results for
Second Quarter Ended June 30, 2010
MECHANICSBURG, PENNSYLVANIA — August 5, 2010 — Select Medical Holdings Corporation (“Select”) (NYSE: SEM), today announced results for its second quarter ended June 30, 2010.
For the second quarter ended June 30, 2010, net operating revenues increased 3.6% to $579.9 million compared to $559.5 million for the same quarter, prior year. Income from operations increased 11.0% to $72.6 million compared to $65.4 million for the same quarter, prior year. Net income attributable to Select increased 23.6% to $24.5 million compared to $19.8 million for the same quarter, prior year. Net income attributable to Select for the quarter ended June 30, 2009 included a gain on early retirement of debt, net of tax, of $2.0 million. Additionally, net income before interest, income taxes, depreciation and amortization, gain on early retirement of debt, stock compensation expense and other income (“Adjusted EBITDA”) for the second quarter increased 7.2% to $89.6 million compared to $83.6 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share for the second quarter ended June 30, 2010 was $0.15 on a fully diluted basis and weighted average diluted shares outstanding were 159,975,000. On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 30,000,000 shares of common stock. On October 28, 2009, the underwriters exercised their over-allotment option to purchase an additional 3,603,000 shares of common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277,000 common shares.
Select’s income per common share for the quarter ended June 30, 2009 was $0.19, which included a non-recurring gain related to the early retirement of debt. Excluding this item, on an adjusted basis income available to common stockholders was $0.16 per diluted share for the quarter ended June 30, 2009. A reconciliation of net income per share to adjusted net income per share is attached to this release.
For the six months ended June 30, 2010, net operating revenues increased 3.9% to $1,164.7 million compared to $1,120.7 million for the same period, prior year. Income from operations increased 9.2% to $145.2 million compared to $133.0 million for the same period, prior year. Net income attributable to Select increased 8.7% to $48.7 million compared to $44.8 million for the same period, prior year. Net income attributable to Select for the six months ended June 30, 2009 includes a gain on early retirement of debt, net of tax, of $8.9 million. Additionally, Adjusted EBITDA for the six months ended June 30, 2010 increased 6.6% to $180.5 million compared to $169.3 million for the same period, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share for the six months ended June 30, 2010 was $0.30 on a fully diluted basis and weighted average diluted shares outstanding were 159,984,000. On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 30,000,000 shares of common stock. On October 28, 2009, the underwriters exercised their over-allotment option to purchase an additional 3,603,000 shares of common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277,000 common shares.

Select’s income per common share for the six months ended June 30, 2009 was $0.47, which included a non-recurring gain related to the early retirement of debt. Excluding this item, on an adjusted basis income available to common stockholders was $0.34 per diluted share for the six months ended June 30, 2009. A reconciliation of net income per share to adjusted net income per share is attached to this release.
Specialty Hospitals
At June 30, 2010, Select operated 89 long term acute care hospitals and six acute medical rehabilitation hospitals. This compares to 87 long term acute care hospitals and five acute medical rehabilitation hospitals operated at June 30, 2009. For the second quarter of 2010, net operating revenues for all of Select’s hospitals increased 4.3% to $403.1 million compared to $386.3 million for the same quarter, prior year. Total patient days for the second quarter of 2010 were 264,898, admissions were 10,616 and net revenue per patient day was $1,474. This compares to 252,710 days, 10,504 admissions and net revenue per patient day of $1,491 for the same quarter, prior year. For the hospitals opened or acquired as of January 1, 2009 and operated by Select throughout both periods, patient days in the second quarter of 2010 were 258,884 and admissions were 10,304, compared to 251,136 days and 10,433 admissions in the same quarter, prior year. Adjusted EBITDA for the specialty hospital segment increased 3.4% to $73.3 million compared to $71.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 18.2% for the second quarter of 2010, compared to 18.4% for the same quarter, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2009 and operated by Select throughout both periods was 18.5% for the second quarter of 2010, compared to 18.4% for the same quarter, prior year.
For the six months ended June 30, 2010, net operating revenues for all of Select’s hospitals increased 4.5% to $814.8 million compared to $779.6 million for the same period, prior year. Total patient days for the six months ended June 30, 2010 were 532,746, admissions were 21,717 and net revenue per patient day was $1,483. This compares to 508,983 days, 21,309 admissions and net revenue per patient day of $1,494 for the same period, prior year. For the hospitals opened or acquired as of January 1, 2009 and operated by Select throughout both periods, patient days for the six months ended June 30, 2010 were 521,823, and admissions were 21,122, compared to 505,403 days and 21,164 admissions in the same period, prior year. Adjusted EBITDA for the segment for the six months ended June 30, 2010 increased 5.8% to $156.2 million compared to $147.7 million for the same period, prior year. The Adjusted EBITDA margin for the segment for the six months ended June 30, 2010 was 19.2%, compared to 19.0% for the same period, prior year. The Adjusted EBITDA margin for the hospitals opened or acquired as of January 1, 2009 and operated by Select throughout both periods was 19.7% for the six months ended June 30, 2010, compared to 19.0% for the same period, prior year.
Outpatient Rehabilitation
At June 30, 2010, Select operated 953 outpatient clinics. This compares to 948 outpatient clinics at June 30, 2009. For the second quarter of 2010, net operating revenues for the outpatient rehabilitation segment increased 2.1% to $176.8 million compared to $173.2 million for the same quarter, prior year. Adjusted EBITDA for the segment for the second quarter increased 2.6% to $26.0 million compared to $25.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment for the quarter was 14.7% compared to 14.6% in the same quarter, prior year. Patient visits for the quarter were 1,172,212 compared to 1,163,341 for the same quarter, prior year. Net revenue per visit was $101 in both quarters.
For the six months ended June 30, 2010, net operating revenues were $349.9 million compared to $341.0 million for the same period, prior year. Adjusted EBITDA for the six months ended June 30, 2010 decreased 0.2% to $46.5 million compared to $46.6 million for the same period, prior year. The Adjusted EBITDA margin for the six months ended June 30, 2010 was 13.3% compared to 13.7% in the same period, prior year. Patient visits for the six months ended June 30, 2010 were 2,298,170 compared to 2,259,637 for the same period, prior year. Net revenue per visit was $101 for the six months ended June 30, 2010 compared to $102 for the same period, prior year.

Agreement to Purchase Regency Hospital Company, L.L.C.
On June 18, 2010, the Company entered into an agreement to acquire all the issued and outstanding equity securities of Regency Hospital Company, L.L.C. (“Regency”) an operator of long-term acute care hospitals, for approximately $210 million, including certain assumed liabilities. The purchase price is subject to adjustment based on Regency’s net working capital on the closing date.
Regency operates a network of 23 long-term acute care hospitals, located in 9 states. The transaction, which is expected to close in the third quarter of 2010, is subject to a number of closing conditions, including clearance under the Hart-Scott-Rodino antitrust Improvements Act of 1976, as amended, and receipt of certain healthcare regulatory approvals.
Business Outlook
The Company intends to revise its 2010 business outlook upon the closing of the Regency Transaction.
Conference Call
The Company will host a conference call regarding its second quarter results and its business outlook on Friday, August 6, 2010, at 9:00 am EDT. The domestic dial in number for the call is 1-866-788-0541. The international dial in number is 1-857-350-1679. The passcode for the call is 10011638. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalholdings.com.
For those unable to participate in the conference call, a replay will be available until 11:59 pm EDT, Friday, August 13, 2010. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 70263211. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.
* * * * *
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of June 30, 2010, Select operated 89 long term acute care hospitals and 6 acute medical rehabilitation hospitals in 25 states. Select is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 953 locations in 36 states and the District of Columbia. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalholdings.com/

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications as such may cause our net operating revenues and profitability to decline;

•
the failure of our facilities operated as “hospitals within hospitals” or HIHs, to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	future acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses or therapists could increase our operating costs significantly;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us or lack of adequate available insurance could subject us to substantial uninsured liabilities;

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel T. Veit
Vice President and Treasurer
717-972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)
For the Three Months Ended June 30, 2009 and 2010

			%
	2009	2010	Change
Net operating revenues	$559,535	$579,877	3.6%

Costs and expenses:
Cost of services	453,011	470,044	3.8%
General and administrative	12,885	9,802	(23.9)%
Bad debt expense	10,312	10,845	5.2%
Depreciation and amortization	17,939	16,610	(7.4)%

Income from operations	65,388	72,576	11.0%

Gain on early retirement of debt	3,562	—	N/M
Other income	—	182	N/M
Interest income	28	—	N/M
Interest expense	(33,658)	(29,279)	(13.0)%

Income from operations before income taxes	35,320	43,479	23.1%

Income tax expense	15,137	17,306	14.3%

Net income	20,183	26,173	29.7%

Less: Net income attributable to non-controlling interests	391	1,711	337.6%

Net income attributable to Select Medical Holdings Corporation	19,792	24,462	23.6%

Less: Preferred dividends	6,508	—	N/M

Net income available to common stockholders and participating securities	$13,284	$24,462	84.1%

Income per common share:
Basic	$0.20	$0.15
Diluted	$0.19	$0.15

Weighted average shares outstanding (1):
Basic	60,632	159,709
Diluted	61,114	159,975

N/M = Not Meaningful

(1)
On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 30,000 shares of common stock. On October 28, 2009, the underwriters exercised their over-allotment option to purchase an additional 3,603 shares of common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277 common shares.

II. Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)
For the Six Months Ended June 30, 2009 and 2010

			%
	2009	2010	Change
Net operating revenues	$1,120,707	$1,164,690	3.9%

Costs and expenses:
Cost of services	904,405	942,421	4.2%
General and administrative	25,660	22,591	(12.0)%
Bad debt expense	21,958	20,132	(8.3)%
Depreciation and amortization	35,670	34,321	(3.8)%

Income from operations	133,014	145,225	9.2%

Gain on early retirement of debt	15,316	—	N/M
Other income	—	316	N/M
Interest income	80	—	N/M
Interest expense	(68,330)	(59,321)	(13.2)%

Income from operations before income taxes	80,080	86,220	7.7%

Income tax expense	33,880	34,415	1.6%

Net income	46,200	51,805	12.1%

Less: Net income attributable to non-controlling interests	1,412	3,117	120.8%

Net income attributable to Select Medical Holdings Corporation	44,788	48,688	8.7%

Less: Preferred dividends	12,870	—	N/M

Net income available to common stockholders and participating securities	$31,918	$48,688	52.5%

Income per common share:
Basic	$0.47	$0.30
Diluted	$0.47	$0.30

Weighted average shares outstanding (1):
Basic	60,509	159,686
Diluted	60,991	159,984

N/M = Not Meaningful

(1)
On September 30, 2009, Select completed an initial public offering that resulted in the issuance of 30,000 shares of common stock. On October 28, 2009, the underwriters exercised their over-allotment option to purchase an additional 3,603 shares common stock. Upon completion of the initial public offering, Select’s participating preferred stock converted into a total of 64,277 common shares.

III. Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	June 30,
	2009	2010
ASSETS
Cash	$83,680	$128,753
Accounts receivable, net	307,079	338,320
Current deferred tax asset	48,535	40,808
Prepaid income taxes	11,179	6,841
Other current assets	24,240	24,730

Total Current Assets	474,713	539,452
Property and equipment, net	466,131	459,567
Goodwill	1,548,269	1,548,269
Other identifiable intangibles	65,297	63,468
Assets held for sale	11,342	11,342
Other assets	36,481	38,025

Total Assets	$2,602,233	$2,660,123

LIABILITIES AND EQUITY
Payables and accruals	$299,796	$296,972
Current portion of long-term debt	4,145	102,410

Total Current Liabilities	303,941	399,382
Long-term debt, net of current portion	1,401,426	1,305,069
Non-current deferred tax liability	66,768	66,604
Other non-current liabilities	60,543	61,712
Total equity	769,555	827,356

Total Liabilities and Equity	$2,602,233	$2,660,123

IV. Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)
For the Six Months Ended June 30, 2009 and 2010

	2009	2010
Operating activities
Net income	$46,200	$51,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,670	34,321
Provision for bad debts	21,958	20,132
Gain on early retirement of debt	(15,316)	—
Loss from disposal of assets	117	660
Non-cash gain from interest rate swaps	—	(316)
Non-cash stock compensation expense	594	945
Amortization of debt discount	815	918
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(49,155)	(51,373)
Other current assets	(667)	(495)
Other assets	4,242	(1,140)
Accounts payable	(3,693)	(8,796)
Due to third-party payors	(216)	587
Accrued expenses and deferred income taxes	16,686	11,471

Net cash provided by operating activities	57,235	58,719

Investing activities
Purchases of property and equipment	(20,981)	(26,454)
Proceeds from sale of property	1,341	—

Net cash used in investing activities	(19,640)	(26,454)

Financing activities
Borrowings on revolving credit facility	138,000	—
Payments on revolving credit facility	(173,000)	—
Payment on credit facility term loan	(3,400)	—
Repurchase of 7 5/8% senior subordinated notes	(30,114)	—
Borrowings of other debt	5,184	5,015
Principal payments on seller and other debt	(3,891)	(4,442)
Repurchase of common and preferred stock	(80)	—
Proceeds from issuance of common stock	24	125
Payment of initial public offering costs	(417)	—
Proceeds from (repayment of) bank overdrafts	(4,658)	14,201
Distributions to non-controlling interests	(1,814)	(2,091)

Net cash provided by (used in) financing activities	(74,166)	12,808

Net increase (decrease) in cash and cash equivalents	(36,571)	45,073

Cash and cash equivalents at beginning of period	64,260	83,680

Cash and cash equivalents at end of period	$27,689	$128,753

Supplemental Cash Flow Information
Cash paid for interest	$64,710	$55,928
Cash paid for taxes	$11,090	$24,664

V. Key Statistics
(unaudited)
For the Three Months Ended June 30, 2009 and 2010

			%
	2009	2010	Change

Specialty Hospitals (a)

Number of hospitals — end of period	92	95	3.3%

Net operating revenues (,000)	$386,331	$403,079	4.3%

Number of patient days	252,710	264,898	4.8%

Number of admissions	10,504	10,616	1.1%

Net revenue per patient day (b)	$1,491	$1,474	(1.1)%

Adjusted EBITDA (,000)	$70,960	$73,344	3.4%

Adjusted EBITDA margin — all hospitals	18.4%	18.2%	(1.1)%
Adjusted EBITDA margin — same store hospitals (c)	18.4%	18.5%	0.5%

Outpatient Rehabilitation

Number of clinics — end of period	948	953	0.5%

Net operating revenues (,000)	$173,190	$176,785	2.1%

Number of visits	1,163,341	1,172,212	0.8%

Revenue per visit (d)	$101	$101	0.0%

Adjusted EBITDA (,000)	$25,294	$25,956	2.6%

Adjusted EBITDA margin	14.6%	14.7%	0.7%

(a)	Specialty hospitals consist of long term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2009 and operated throughout both periods.

(d)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VI. Key Statistics
(unaudited)
For the Six Months Ended June 30, 2009 and 2010

			%
	2009	2010	Change

Specialty Hospitals (a)

Number of hospitals — end of period	92	95	3.3%

Net operating revenues (,000)	$779,563	$814,764	4.5%

Number of patient days	508,983	532,746	4.7%

Number of admissions	21,309	21,717	1.9%

Net revenue per patient day (b)	$1,494	$1,483	(0.7)%

Adjusted EBITDA (,000)	$147,741	$156,241	5.8%

Adjusted EBITDA margin — all hospitals	19.0%	19.2%	1.1%
Adjusted EBITDA margin — same store hospitals (c)	19.0%	19.7%	3.7%

Outpatient Rehabilitation

Number of clinics — end of period	948	953	0.5%

Net operating revenues (,000)	$341,009	$349,850	2.6%

Number of visits	2,259,637	2,298,170	1.7%

Revenue per visit (d)	$102	$101	(1.0)%

Adjusted EBITDA (,000)	$46,578	$46,474	(0.2)%

Adjusted EBITDA margin	13.7%	13.3%	(2.9)%

(a)	Specialty hospitals consist of long term acute care hospitals and acute medical rehabilitation hospitals.

(b)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(c)	Adjusted EBITDA margin — same store hospitals represents the Adjusted EBITDA margin for those hospitals opened or acquired before January 1, 2009 and operated throughout both periods.

(d)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VII. Net Income to Adjusted EBITDA Reconciliation
(In thousands)
(unaudited)
For the Three and Six Months Ended June 30, 2009 and 2010
The following table reconciles net income to Adjusted EBITDA for Select. Adjusted EBITDA is used by Select to report its segment performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income and gain on early retirement of debt. We believe that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2010	2009	2010
Net income	$20,183	$26,173	$46,200	$51,805
Income tax expense	15,137	17,306	33,880	34,415
Other income	—	(182)	—	(316)
Interest expense, net	33,630	29,279	68,250	59,321
Gain on early retirement of debt	(3,562)	—	(15,316)	—
Stock compensation expense
Included in general and administrative	241	111	483	291
Included in cost of services	58	326	111	654
Depreciation and amortization	17,939	16,610	35,670	34,321

Adjusted EBITDA	$83,626	$89,623	$169,278	$180,491

Specialty hospitals	$70,960	$73,344	$147,741	$156,241
Outpatient rehabilitation	25,294	25,956	46,578	46,474
Other (1)	(12,628)	(9,677)	(25,041)	(22,224)

Adjusted EBITDA	$83,626	$89,623	$169,278	$180,491

(1)	Other primarily includes general and administrative costs.

The following tables reconcile specialty hospital same store information.

	Three Months Ended
	June 30, 2009	June 30, 2010
Specialty hospitals net operating revenue	$386,331	$403,079
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	2,550	10,748

Specialty hospitals same store net operating revenue	$383,781	$392,331

Specialty hospitals Adjusted EBITDA	$70,960	$73,344
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	338	582

Specialty hospitals same store Adjusted EBITDA	$70,622	$72,762

All specialty hospitals Adjusted EBITDA margin	18.4%	18.2%
Specialty hospitals same store Adjusted EBITDA margin	18.4%	18.5%

	Six Months Ended
	June 30, 2009	June 30, 2010
Specialty hospitals net operating revenue	$779,563	$814,764
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	5,572	19,575

Specialty hospitals same store net operating revenue	$773,991	$795,189

Specialty hospitals Adjusted EBITDA	$147,741	$156,241
Less: Specialty hospitals in development, opened, acquired or closed after 1/1/09	392	(490)

Specialty hospitals same store Adjusted EBITDA	$147,349	$156,731

All specialty hospitals Adjusted EBITDA margin	19.0%	19.2%
Specialty hospitals same store Adjusted EBITDA margin	19.0%	19.7%

VIII. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
(In thousands, except per share amounts)
(unaudited)
For the Three Months Ended June 30, 2009 and 2010

	2009	Per Share (a)	2010	Per Share (a)
Net income	$20,183	$0.33	$26,173	$0.16
Net income attributable to non-controlling interests	391	0.01	1,711	0.01

Net income attributable to Select Medical Holdings Corporation	19,792	0.32	24,462	0.15
Less: Preferred dividends	6,508	0.10	—	0.00

Net income available to common stockholders and participating securities	13,284	0.22	24,462	0.15

Gain on early retirement of debt	(3,562)	(0.06)	—	—
Estimated income tax expense (b)	1,502	0.02	—	—

	11,224	0.18	24,462	0.15

Allocation to participating securities:
Less: Earnings allocated to preferred stockholders	1,095	0.02	—	0.00
Less: Earnings allocated to unvested restricted stockholders	136	0.00	46	0.00

Adjusted net income available to common stockholders	$9,993	$0.16	$24,416	$0.15

Adjustment for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.16		$0.15

Weighted average common shares outstanding:
Basic		60,632		159,709
Diluted		61,114		159,975

(a)
Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the tax expense on the adjustments to net income.

IX. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
(In thousands, except per share amounts)
(unaudited)
For the Six Months Ended June 30, 2009 and 2010

	2009	Per Share (a)	2010	Per Share (a)
Net income	$46,200	$0.76	$51,805	$0.32
Net income attributable to non-controlling interests	1,412	0.02	3,117	0.02

Net income attributable to Select Medical Holdings Corporation	44,788	0.74	48,688	0.30
Less: Preferred dividends	12,870	0.21	—	0.00

Net income available to common stockholders and participating securities	31,918	0.53	48,688	0.30

Gain on early retirement of debt	(15,316)	(0.25)	—	—
Estimated income tax expense (b)	6,457	0.10	—	—

	23,059	0.38	48,688	0.30

Allocation to participating securities:
Less: Earnings allocated to preferred stockholders	2,250	0.04	—	0.00
Less: Earnings allocated to unvested restricted stockholders	320	0.00	97	0.00

Adjusted net income available to common stockholders	$20,489	$0.34	$48,591	$0.30

Adjustment for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.34		$0.30

Weighted average common shares outstanding:
Basic		60,509		159,686
Diluted		60,991		159,984

(a)
Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the tax expense on the adjustments to net income.